Exhibit 10.28

July 17, 2009

Hock E. Tan

Re:	Employment Offer

Dear Hock:

You and Avago Technologies Limited (the “Company”) are parties to that certain offer letter agreement dated as of March 28, 2006 (the “Prior Agreement”), which sets forth, among other things, the terms of your employment with the Company. This letter agreement (this “Agreement”) amends and restates the Prior Agreement in its entirety. This Agreement supersedes the Prior Agreement and any other agreement or policy to which the Company is a party with respect to your employment with the Company. Notwithstanding the foregoing, your Agreement Regarding Confidential Information and Proprietary Developments (the “Confidentiality Agreement”) remains in full effect. You may accept this Agreement by signing and returning a copy of this Agreement to the Company as provided below.

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DUTIES. Your employment with the Company commenced as of March 31, 2006. You are employed as the President and Chief Executive Officer to perform the duties customarily associated with such positions. You shall continue to report to and remain a member of the Company’s Board of Directors (the “Board”) and shall continue to perform your services on a full-time basis at the Company’s headquarters in San Jose, California. You shall continue to devote your full working time and attention to the business affairs of the Company.

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BASE SALARY/BONUS. You will continue to receive an annual base salary of $625,000 for all hours worked to be paid in accordance with the Company’s customary payroll procedures, less payroll deductions and withholdings. You will remain eligible to receive a cash bonus each year based upon your and/or the Company’s attainment of certain performance objectives as determined by the Board following consultation with you. The target level for attaining 100% of your objectives will be 120% of your base salary. Based upon actual performance versus such performance objectives, your cash bonus payouts may exceed, or be lower than, your target amount. Except as otherwise provided herein, any cash bonus earned by you must be paid by March 15 of the year following the calendar year during which such bonus is earned.

•	EQUITY COMPENSATION. You will continue to be eligible to participate in the Equity Incentive Plan for Executive Employees of Avago Technologies Limited and Subsidiaries or any successor equity plan.

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Initial Stock Option Grant. Pursuant to the Prior Agreement, on April 13, 2006 the Board granted you an initial non-qualified option to purchase 2,350,000 ordinary shares of the Company with a per share exercise price of $5.00 per share (the “Initial Option”). Of the total ordinary shares subject to the Initial Option, 925,000 vest in equal annual installments over five years commencing on December 1, 2005 and 1,425,000 vest based upon the Company’s attainment of certain performance targets at a rate of up to 20% per year over five years commencing on December 1, 2005, in each case, assuming your continued employment through the date of vesting.

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Subsequent Stock Option Grant. On March 3, 2009 the Board granted you a non-qualified option to purchase 300,000 ordinary shares of the Company with a per share exercise price of $10.00 per share (the “Subsequent Option”). The ordinary shares subject to the Subsequent Option vest in equal annual installments over five years commencing on the date of grant of the Subsequent Option.

•	Ordinary Share Purchase. On April 13, 2006, you exercised your right to purchase 400,000 ordinary shares of the Company at a price of $5.00 per share.

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BENEFITS. You will continue to be eligible to participate in all of the employee benefit plans or programs the Company generally makes available to its executive employees, pursuant to the terms and conditions of such plans. You will continue to be entitled to three (3) weeks of paid flexible time off per year.

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EXPENSES. You shall continue to be entitled to reimbursement for all ordinary and reasonable out-of-pocket business expenses which are reasonably incurred by you in furtherance of the Company’s business and in accordance with the Company’s standard policies.

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INDEMNIFICATION. Your indemnification agreement with the Company shall remain in full force and effect on terms no less favorable than the terms of any such indemnification agreement between the Company and any other director. You shall continue to be covered under the Company’s director’s and officer’s insurance policy consistent with the coverage of other directors generally.

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COMPANY POLICIES AND CONFIDENTIALITY AGREEMENT. As an employee of the Company, you are expected to abide by all of the Company’s policies and procedures. As a condition of your employment, you agree to continue to abide by the terms of your Confidentiality Agreement.

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OTHER AGREEMENTS. As a condition to your continued employment with the Company, you agree that your performance of your duties for the Company will not violate any agreements, obligations or understandings that you may have with any third party or prior employer. You agree not to make any unauthorized disclosure or use, on behalf of the Company, of any confidential information belonging to any of your former employers. You also represent that you are not in unauthorized possession of any materials containing a third party’s confidential and proprietary information.

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OUTSIDE ACTIVITIES. While employed by the Company, you will not engage in any business activity in competition with the Company nor make preparations to do so. With prior approval of the Board you may serve as a member of the board of directors of other companies not in competition with the Company; provided such service does not interfere with the performance of your duties hereunder.

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AT-WILL EMPLOYMENT. As an employee of the Company, you may terminate your employment and your service as a member of the Board at any time and for any reason whatsoever simply by notifying the Company. Similarly, the Company may terminate your employment and your service as a member of the Board at any time and for any reason whatsoever, with or without Cause or advance notice. Your at-will employment relationship with the Company cannot be changed except in writing signed by an authorized representative of the Board.

•	SEVERANCE BENEFITS.

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Termination By The Company Without Cause or for Good Reason, Death or Disability. If your employment by the Company is terminated by the Company without Cause (as defined below), or if you voluntarily terminate your employment for Good Reason (as defined below), and if you provide the Company with, and do not revoke during any applicable revocation period, a signed customary and reasonable general release of all claims against the Company and its affiliates in a form acceptable to the Company within sixty (60) days of your termination of employment, the Company shall provide you with continuation of your base salary for a period of twelve (12) months after your termination date at the rate in effect immediately prior to your termination of employment, less applicable withholdings and payment of an amount equal to the lesser of (a) your prior year’s bonus and (b) your prior year’s target bonus, both payable in twelve (12) substantially equal installments pursuant to the Company’s normal and customary payroll procedures with such payments to commence as soon as administratively practicable after the release becomes no longer subject to revocation. In the event your employment terminates because of your death or disability, upon provision to the Company, and the failure to revoke during any applicable revocation period, of a signed general release of all claims against the Company and its affiliates in a form acceptable to the Company within sixty (60) days of such death or disability, you (or your estate) will receive the severance benefits described in this paragraph. In the event that a Change in Control (as defined below) occurs within the three (3) month period immediately following the termination of your employment pursuant to which you are entitled to benefits under this paragraph, then, effective as of such Change in Control, in lieu of the benefits provided by this paragraph, you shall become entitled to the benefits set forth in the next paragraph as if you had experienced a termination of employment during the twelve month period commencing on such Change in Control, provided, that any benefits payable to you pursuant to this sentence shall be reduced by any payments which as of such date have already been made pursuant to this paragraph.

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Change in Control Benefits. If your employment by the Company is terminated by the Company without Cause, or if you voluntarily terminate your employment for Good Reason, or if you terminate your employment with the Company because of your death or disability, in each case within the twelve (12) month period commencing on a Change in Control, and if you provide the Company with, and do not revoke during any applicable revocation period, a signed customary and reasonable general release of all claims against the Company and its affiliates in a form acceptable to the Company within sixty (60) days of such termination of employment, then in lieu of the severance benefits described in the preceding paragraph, the Company shall provide you (or your estate) with continuation of your base salary for a period of twenty-four (24) months after your termination date at the rate in effect immediately prior to your termination of employment, less applicable withholdings, and payment of an amount equal to 200% of the lesser of (a) your prior year’s bonus and (b) your prior year’s target bonus, both payable in twenty-four (24) substantially equal installments pursuant to the Company’s normal and customary payroll procedures with such payments to commence as soon as administratively practicable after the release becomes no longer subject to revocation. Finally, your then outstanding options shall immediately accelerate and become vested and exercisable for that number of shares subject thereto with respect to which such options would have become vested and exercisable over the succeeding twelve (12) month period based solely on the passage of time and your performance of services (i.e., you will receive twelve (12) month accelerated vesting on your time vesting options).

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Gross-Up Payment. Prior to the Company becoming listed on an established stock exchange or national market system, Kohlberg Kravis & Roberts Co., L.P. and Silver Lake Partners, LLC (the “Sponsors”) shall use commercially reasonable efforts to obtain shareholder approval for any payments that would otherwise result in an excise tax liability under Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”) following your timely, written request therefore. In the event the Company becomes listed on any established stock exchange or a national market system, the Board shall negotiate in good faith with you regarding whether to amend this Agreement to provide for a payment to offset any excise taxes imposed by Section 4999 of the Code.

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Termination By The Company With Cause Or Termination By You. If your employment by the Company is terminated by the Company with Cause, or if you voluntarily terminate your employment with the Company (other than for Good Reason), you shall not be entitled to any severance pay, severance benefits, or any compensation or benefits from the Company whatsoever, other than as required under applicable law.

•	DEFINITIONS.

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Cause. For purposes of this Agreement, “Cause” shall mean (A) your willful refusal to perform in any material respect your duties or responsibilities for the Company or its affiliates or willful disregard in any material respect of any financial or other budgetary limitations established in good faith by the Board; or (B) your material breach of any provision of this Agreement that is not cured upon ten (10) days notice thereof; or (C) the engaging by you in conduct that causes material and demonstrable injury, monetarily or otherwise, to the Company or any affiliates, including, but not limited to, misappropriation or conversion of assets of the Company or any affiliates (other than non-material assets); or (D) your engagement in an act of moral turpitude or conviction of or entry of a plea of nolo contendere to a felony.

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Change in Control. For purposes of this Agreement, “Change in Control” shall mean (i) the sale of all or substantially all of the assets of the Company and its subsidiaries, taken as a whole to a person who is not an affiliate of the Company or the Sponsors; (ii) a sale by the Sponsors or any of their respective affiliates resulting in more than fifty percent (50%) of the voting shares of the Company being held by a person or related group of persons that does not include the Sponsors or any of their respective affiliates or (iii) a merger or consolidation of the Company into another person which is not an affiliate of the Company or the Sponsors, if and only if as a result of such merger or consolidation the Sponsors lose the ability to elect a majority of the Board (or the resulting entity). Notwithstanding the foregoing, an event shall not constitute a “Change in Control” unless such event constitutes a change in ownership or effective control of the Company or a change in the ownership of a substantial portion of the assets of the Company, as described in Section 1.409A-3(i)(5) of the Department of Treasury regulations promulgated under Section 409A of the Code (“Section 409A”).

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Good Reason. For purposes of this Agreement, the term “Good Reason” shall mean any of the following: (A) a reduction in your base salary (other than as part of a broad salary reduction program instituted because the Company or its affiliates is in financial distress); (B) a substantial reduction in your duties and responsibilities; (C) the elimination or reduction of your eligibility to participate in the Company’s benefit programs that is inconsistent with the eligibility of executive employees of the Company to participate therein; (D) the Company informs you of its intention to transfer your primary workplace to a location that is more than 50 miles from your workplace as set forth herein; (E) the Company’s material breach of this Agreement that is not cured within sixty (60) days written notice thereof; and (F) any serious chronic mental or physical illness of a member of your family that requires you to terminate your employment because of substantial interference with your duties at the Company; provided, that at the Company’s request you shall provide the Company with a written physician’s statement confirming the existence of such mental or physical illness.

•	SECTION 409A

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Separation from Service. Notwithstanding anything in the Agreement to the contrary, any compensation or benefits payable under the Agreement that constitute “nonqualified deferred compensation” within the meaning of Section 409A (“Deferred Compensation”) and which are designated under the Agreement as payable upon your termination of employment shall be payable only upon your “separation from service” with the Company within the meaning of Section 409A (a “Separation from Service”) and, except as provided under the next paragraph, any such compensation or benefits shall not be paid, or, in the case of installments, shall not commence payment, until the sixtieth (60th) day following your Separation from Service. Any installment payments that would have been made to you during the sixty (60) day period immediately following your Separation from Service but for the preceding sentence shall be paid to you on the sixtieth (60th) day following your Separation from Service and the remaining payments shall be made as provided in the Agreement.

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Specified Employee. If the Company determines that you are a “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Code at the time of your Separation from Service, any Deferred Compensation to which you are entitled under the Agreement in connection with such Separation from Service shall be delayed to the extent required in order to avoid a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code. To the extent that the payment of any compensation is delayed in accordance with this subsection, such compensation shall be paid to you in a lump sum on the first business day following the earlier to occur of (i) the expiration of the six-month period measured from the date of your Separation from Service, or (ii) the date of your death, and any compensation or benefits that are payable under the Agreement following such delay shall be paid as otherwise provided in the Agreement.

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Expense Reimbursement. To the extent that any reimbursements provided to you are deemed to constitute Deferred Compensation, such amounts shall be paid or reimbursed to you promptly, but in no event later than December 31 of the year following the year in which the expense is incurred. The amount of any such payments eligible for reimbursement in one year shall not affect the payments or expenses that are eligible for payment or reimbursement in any other taxable year, and your right to such payments or reimbursement shall not be subject to liquidation or exchange for any other benefit.

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Installments. Your right to receive any installment payments under this Agreement, including without limitation any continuation salary payments that are payable on Company payroll dates, shall be treated as a right to receive a series of separate payments and, accordingly, each such installment payment shall at all times be considered a separate and distinct payment as permitted under Treasury Regulation Section 1.409A-2(b)(2)(iii).

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Exceptions to Prohibition on Acceleration of Payments. To the extent applicable, each of the exceptions to Section 409A’s prohibition on acceleration of payments of Deferred Compensation provided under Treasury Regulation 1.409A-3(j)(4) shall be permitted under the Agreement.

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General. To the extent applicable, the Agreement shall be interpreted in accordance with Section 409A. Notwithstanding any provision of this Agreement to the contrary, in the event that, the Company determines in good faith that any compensation or benefits payable under the Agreement may not be either exempt from or compliant with Section 409A, the Company may adopt such amendments to this Agreement or adopt other policies or procedures (including amendments, policies and procedures with retroactive effective), or take any other commercially reasonable actions necessary or appropriate (i) to preserve the intended tax treatment of the compensation and benefits payable hereunder and/or preserve the economic benefits of such compensation and benefits, and/or (ii) to exempt the compensation and benefits payable hereunder from Section 409A or to comply with the requirements of Section 409A and thereby avoid the application of penalty taxes thereunder.

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ENTIRE AGREEMENT. This Agreement and the documents referenced herein (including, without limitation, the Confidentiality Agreement, your indemnification agreement and equity-related documents) constitute the complete, final and exclusive embodiment of the entire agreement between you and the Company with respect to the terms and conditions of your employment specified herein. This Agreement supersedes any other such promises, warranties, representations or agreements, including, without limitation, the Prior Agreement. This Agreement may not be amended or modified except by a written instrument signed by you and an authorized representative of the Board.

•	GOVERNING LAW. This Agreement will be governed by and construed in accordance with the laws of the State of California without regard to the conflicts of law provisions thereof.

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DISPUTE RESOLUTION. To ensure the timely and economical resolution of disputes that arise in connection with your employment with the Company, you and the Company agree that any and all disputes, claims, or causes of action arising from or relating to the enforcement, breach, performance or interpretation of this Agreement, your employment, or the termination of your employment, shall be resolved to the fullest extent permitted by law by final, binding and confidential arbitration, by a single arbitrator, in Santa Clara County, California, conducted by Judicial Arbitration and Mediation Services, Inc. (“JAMS”) under the applicable JAMS employment rules. By agreeing to this arbitration procedure, both you and the Company waive the right to resolve any such dispute through a trial by jury or judge or administrative proceeding. The arbitrator shall: (a) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be permitted by law; and (b) issue a written arbitration decision, to include the arbitrator’s essential findings and conclusions and a statement of the award. The arbitrator shall be authorized to award any or all remedies that you or the Company would be entitled to seek in a court of law. The Company shall pay all JAMS’ arbitration fees in excess of the amount of court fees that would be required if the dispute were decided in a court of law. Nothing in this Agreement is intended to prevent either you or the Company from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration. Notwithstanding the foregoing, you and the Company each have the right to resolve any issue or dispute over intellectual property rights by Court action instead of arbitration.

We are looking forward to a long and fruitful continued working relationship with you. If you choose to accept this Agreement under the terms described above, please acknowledge your acceptance of our offer by returning a signed copy of this letter to our attention.

Sincerely,

/s/ Debra Landers
Debra Landers
Avago Technologies Limited

Agreed and Accepted this 17 day of July, 2009

/s/ Hock E. Tan
Hock E. Tan